November 4, 2008

Gregg Johnson
527 Chesterfield Lane
Barrington, IL 60010

Dear Gregg:

As part of your employment package as Vice President, Consumer Healthcare, we are pleased to offer to you an Income Protection arrangement. This letter supersedes any and other agreements written or otherwise with regard to income protection and/or severance arrangements between you and the Company:

Income Continuation Protection:

In the event that your employment is terminated by Home Diagnostics at anytime without “Cause” you shall be entitled to receive:

I.	6 months salary continuation at your highest base salary during the past 12 months; and

II.	Health benefits for you and your family during the salary continuation period.

III.	Accelerated vesting of all outstanding stock options.

The income continuation benefits detailed above are subject to the limitation that if you become employed full-time with equivalent benefits following termination, all income continuation and medical benefits shall cease. However, should the new salary be less than your most recent salary at HDI, HDI will pay the difference between salaries through the end of the 6 month salary continuation period.

For purposes of this letter:

“Cause” shall mean (1) the indictment of, or the bringing of formal charges against you by a governmental authority for charges involving fraud, embezzlement, dishonesty, violence or moral turpitude; (2) your commission of any criminal act; (3) willful misconduct, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job; (4) actions by you which cause (company)’s reputation or image to materially suffer; (5) a breach by you of your Confidentiality and Non-Competition agreement; and (6) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment.

If you agree, please sign where indicated and return to Kim Zeltwanger, Director, Human Resources.

Sincerely,

/s/ J. Richard Damron, Jr.
J. Richard Damron, Jr.
President/CEO

Agreed:

/s/ Gregg Johnson
Gregg Johnson

Dated: 11/4/2008